Exhibit 5.2

Our ref                   MCR/636363/16708153v3

Vantage Drilling Company PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands	Direct: +1 345 814 5423 Cell: + 1 345 525 5423 E-mail: matt.roberts@maplesandcalder.com

15 May 2009

Dear Sirs

Vantage Drilling Company (the "Company")

We have acted as Cayman Islands counsel to the Company in connection with the Company's registration statement (the "Registration Statement") on Form S-3, including all amendments or supplements thereto (the "Form S-3"), filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended, (the "Act") relating to securities to be issued and sold by the Company from time to time pursuant to Rule 415 under the Act.  Such securities include (a) debt securities of the Company (the “Debt Securities”); (b) ordinary shares of the Company of par value US$0.001 per share (the “New Ordinary Shares”); (c) preferred shares of the Company of par value US$0.001 per share (the “Preferred Shares” and, together with the Ordinary Shares, the "Shares"), which may be represented by depositary shares (the “Depositary Shares”) evidenced by depositary receipts (the “Depositary Receipts”); (d) contractual warrants to subscribe for securities in the Company (the “Contractual Warrants”); and (e) units consisting of Ordinary Shares, Preferred Shares, Debt Securities and/or Warrants (the "Units").  In addition, F3 Capital, as the selling securityholder named in the Registration Statement (the "Selling Shareholder"), has registered the resale of up to 71,149,844 Ordinary Shares (the "Selling Shareholder's Ordinary Shares" and, together with the New Ordinary Shares, the "Ordinary Shares") and warrants to purchase up to 24,900,000 Ordinary Shares (the "Selling Shareholder's Warrants" and, together with the Contractual Warrants, the "Warrants").

We understand that Porter & Hedges L.L.P., United States counsel to the Company, will deliver its opinion relating to the Debt Securities, the Depositary Shares, the Warrants and the Units that may be delivered under the Registration Statement.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the Certificate of Incorporation and the Memorandum and Articles of Association of the Company as registered or adopted on 14 November 2007;

1.2
the minutes of the meetings of the board of directors of the Company held on 10 June 2008 and 4 May 2009 and the unanimous written resolutions of the directors of the Company dated 7 July 2008, 10 December 2008 and 23 February 2009;

1.3	a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing");

1.4	a certificate from a director of the Company (the "Director's Certificate");

1.5	the Registration Statement;

1.6	in the case of the Debt Securities, the form of indenture by the Company, as issuer (the “Indenture”);

1.7	in the case of the Warrants, the form of warrant agreement;

1.8
In the case of the Selling Shareholder's Warrants, the warrant agreement dated as of 12 June 2008 between the Company and Continental Stock Transfer & Trust Company and the warrant certificate constituting such warrants (the "Warrant Documents"); and

1.9	in the case of the Units, the form of unit agreement.

2	ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion.  In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1
the Indenture, the Warrants, the Warrant Documents and the Units have been or will be authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);

2.2
the Indenture, the Debt Securities issuable under the Indenture, the Warrants, the Warrant Documents and the Units are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.3
the choice of the laws of the State of New York as the governing law of the Indenture, the Debt Securities issuable under the Indenture, the Warrants, the Warrant Documents and the Units has, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.4	the Indenture, the Warrants, the Warrant Documents and the Units will be or has been duly executed and delivered by an authorised person of the parties thereto;

2.5	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.6	all signatures, initials and seals are genuine;

2.7
the Company will receive money or money's worth in consideration for the issue of the Ordinary Shares and the Preferred Shares, and none of the Ordinary Shares or the Preferred Shares will be issued for less than par value;

2.8	there will be sufficient Ordinary Shares and Preferred Shares authorised for issue under the Company's memorandum and articles of association;

2.9
the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the Indenture, the Debt Securities issuable under the Indenture,  the Warrants, the Warrant Documents and the Units;

2.10	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Debt Securities, the Shares, the Warrants or the Units;

2.11
there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing.  Specifically, we have made no independent investigation of the laws of the State of New York;

2.12
the Shares that have been, or will be, issued on the exercise of the Warrants (including the Shares that have been, or will be issued on the exercise of the warrants comprising part of the Units) have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members (shareholders), as we have not inspected such register; and

2.13
the Selling Shareholder's Shares to be offered and sold by the Selling Shareholder have been duly registered, and continue to be registered, in the name of the Selling Shareholder in the Company's register of members (shareholders), as we have not inspected such register.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	OPINIONS

Based upon, and subject to the foregoing assumptions and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is an exempted company duly incorporated and validly existing and in good standing under the law of the Cayman Islands.

3.2
The Company has full power and authority under its Memorandum and Articles of Association to enter into, execute and perform its obligations under the Indenture to which it will be a party and the Debt Securities issuable under each such Indenture to which it will be a party.

3.3
With respect to each issue of the Debt Securities, when (i) the board of directors of the Company or, to the extent permitted by the laws of the Cayman Islands and the Company's Memorandum and Articles of Association, a duly constituted and acting committee or a duly authorised delegee thereof (such board of directors, committee, or delegee being hereinafter referred to as the "Board") has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; and (ii) duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with the terms of the Registration Statement, such Debt Securities will have been duly authorised and will be duly executed and delivered.

3.4
With respect to the Ordinary Shares, when (i) the Company's Board has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Ordinary Shares has been recorded in the Company's register of members (shareholders); and (iii) the subscription price of such Ordinary Shares (being not less than the par value of the Ordinary Shares) has been fully paid in cash or other consideration approved by the Company's Board, the Ordinary Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.5
With respect to the Preferred Shares, including shares represented by Depositary Shares, when (i) the Company's Board has taken all necessary corporate action to approve and establish the terms of the Preferred Shares and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Preferred Shares has been recorded in the Company's register of members (shareholders); and (iii) the subscription price of such Preferred Shares (being not less than the par value of the Preferred Shares) has been fully paid in cash or other consideration approved by the Company's Board, the Preferred Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.6
With respect to the Warrants, when (i) the Company's Board has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a warrant agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the warrant agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Company's Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, legal and binding obligations of the Company.

3.7
With respect to the Units, when (i) the Company's Board has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a unit agreement relating to the Units shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as unit agent thereunder; and (iii) the certificates representing the Units have been duly executed, countersigned, registered and delivered in accordance with the unit agreement relating to the Units and the applicable definitive purchase, underwriting or similar agreement approved by the Company's Board upon payment of the consideration therefor provided therein, the Units will be duly authorised, legal and binding obligations of the Company.

3.8	The Selling Shareholder's Ordinary Shares to be offered and sold by the Selling Shareholder have been duly authorised for issue and are validly issued, fully paid and non-assessable.

3.9
The Selling Shareholder's Ordinary Shares to be offered and issued by the Company and the Selling Shareholder upon exercise of the Selling Shareholder's Warrants have been duly authorised for issue, and when issued by the Company against payment in full, of the consideration, in accordance with the Warrant Documents and duly registered in the Company's register of members (shareholders), will be validly issued, fully-paid and non-assessable.

4	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

4.2
Under the Companies Law (2007 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2007 Revision) directs or authorises to be inserted therein.  A third party interest in the shares in question would not appear.  An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement.  In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel.  This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

MAPLES and CALDER